SUPPLEMENT DATED DECEMBER 15, 2017
To the following variable annuity prospectuses:
Allianz Index Advantage®
 Dated May 1, 2017, as revised November 14, 2017, and supplemented December 12, 2017
Allianz Index Advantage ADVSM
Allianz Index Advantage NFSM
Dated May 23, 2017, as revised November 14, 2017, and supplemented December 12, 2017

ISSUED BY
Allianz Life Insurance Company of North America and Allianz Life Variable Account B
This supplement updates certain information contained in the prospectus and should be attached to the prospectus and retained for future reference.

We are adding the Index Precision Strategy to the Allocation Options available on your Contract effective January 15, 2018. Please discuss with your Financial Professional whether the Index Precision Strategy is appropriate for your investment needs. If you would like to include the Index Precision Strategy in your future allocation instructions you can do so by contacting your Financial Professional, or by logging into your online account at allianzlife.com and selecting Index Rebalances under the My Contract, or by calling our Service Center at (800) 624-0197.

PRO-018-1117